Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 28, 2024, relating to the financial statements of Ready Capital Corporation, and the effectiveness of Ready Capital Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ready Capital Corporation for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

December 26, 2024